Exhibit 99.1

Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Second Quarter 2011 Financial Results

INCLINE VILLAGE, NV, July 27, 2011 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the second quarter ended June 30, 2011.

Total revenues for the second quarter of 2011 were $122.1 million, compared to $120.3 million for the same period of 2010, a one percent year-over-year increase. Total revenues for the six months ended June 30, 2011, were $205.5 million, compared to $182.4 million for the same period of 2010.  Included in results for the six months ended June 30, 2011, and not included in the same period in 2010, is a $10.0 million settlement payment from UCB Pharma S.A. resolving all legal disputes between the two companies. Excluding this one-time payment, revenue increased seven percent year over year for the six month period ended June 30, 2011.

Royalty revenues for the second quarter of 2011 are based on first quarter 2011 product sales by PDL’s licensees. Revenue growth for the second quarter of 2011 over the same period in 2010 was primarily driven by increased first quarter 2011 sales by the Company’s licensees of Herceptin®, which is marketed by Genentech and Roche; Lucentis®, which is marketed by Genentech and Novartis; and Tysabri®, which is marketed by Elan and Biogen Idec. Increases were offset, in part, by reduced royalties on sales of Avastin®. PDL received royalties for these product sales in the second quarter of 2011.The second quarter royalty payment received from Genentech included royalties generated on all worldwide sales.

Total general and administrative expenses for the second quarter of 2011 were $3.8 million, compared with $8.8 million for the same period of 2010. Total general and administrative expenses for the six months ended June 30, 2011, were $9.6 million, compared to $18.2 million for the same period in 2010. The decrease in the general and administrative expenses for both the quarter and six month period ended June 30, 2011, was primarily driven by decreases in legal and professional services expenses. The decrease in legal expense is a result of the conclusion of several legal matters in the first quarter of 2011. The decrease in professional services expense resulted from reduced costs associated with one-time special project costs.

Total non-operating expense, net, for the three months ended June 30, 2011, was $10.4 million as compared with $27.8 million for the same period in 2010. In the three months ended June 30, 2011, PDL redeemed $133.5 million of its 2.00% Convertible Senior Notes due February 15, 2012 (the 2012 Notes), at 100.29 percent of face value that resulted in a loss on repurchase of $0.8 million. In the three months ended June 30, 2010, PDL repurchased $84.2 million of its 2.75% Convertible Subordinated Notes due August 16, 2023, at a 19 percent premium which resulted in a loss on repurchase of $16.3 million. The reduction in interest expense is primarily attributable to partial repayment of PDL’s QHP PhaRMASM Senior Secured Notes due March 15, 2015, for which the current principal balance at June 30, 2011, was $141.7 million as compared with $249.6 million at June 30, 2010.

Net income for the second quarter of 2011 was $70.0 million, or $0.38 per diluted share, as compared with net income of $50.1 million, or $0.30 per diluted share, for the same period of 2010. Net income for the six months ended June 30, 2011, was $114.5 million, or $0.63 per diluted share compared to $76.1 million, or $0.44 per diluted share, for the same period in 2010. Adjusting for the convertible note repurchase transactions described above and the amortization of the non-cash debt discount accounting treatment for the 3.75% Convertible Senior Notes due May 1, 2015 (the May 2015 Notes), non-GAAP net income for the second quarter of 2011 was $70.8 million, or $0.39 per diluted share, compared with $64.9 million, or $0.38 per diluted share, in the second quarter of 2010. Non-GAAP net income for the six months ended June 30, 2011, was $115.4 million, or $0.63 per diluted share, compared with $90.9 million, or $0.52 per diluted share in the six months ended June 30, 2010.

Net cash provided by operating activities in the six months ended June 30, 2011, was $87.9 million, compared with $123.6 million net cash provided by operating activities for the six months ended June 30, 2010. At June 30, 2011, PDL had cash, cash equivalents and investments of $236.3 million, compared with $248.2 million at December 31, 2010.

RECENT DEVELOPMENTS

2012 Notes Redemption and Issuance of $155.25 Million of May 2015 Notes
On May 16, 2011, we issued $155.25 million in aggregate principal amount of the May 2015 Notes in an underwritten public offering. The May 2015 Notes were issued at an initial conversion ratio of 126.2985 shares of the Company’s common stock per $1,000 principal amount of the May 2015 Notes, or a conversion price of approximately $7.92 per share. The conversion ratio was subsequently adjusted to 129.2740 shares of the Company’s common stock per $1,000 of principal amount, or a conversion price of approximately $7.74 per share, in connection with the cash dividend paid on June 15, 2011. The May 2015 Notes are convertible on or after November 1, 2014 or upon the occurrence of certain conditions as described in the indenture. If a conversion occurs, to the extent that the conversion value exceeds the principal amount, the principal amount is due in cash and the difference between the conversion value and the principal amount is due in shares of common stock.

Concurrent with the issuance of the May 2015 Notes, the Company entered into privately negotiated purchased call options for the Company’s common stock. The purchased call options transactions cover, subject to customary anti-dilution adjustments, the number of shares of the Company’s common stock that underlie the May 2015 Notes and are intended to reduce the dilutive impact of the conversion feature of the May 2015 Notes. To reduce the hedging costs of the purchased call options, the Company also entered into privately negotiated warrant transactions with the hedge counterparties relating to the same number of shares of the Company’s common stock. The warrant transactions could have a dilutive effect to the extent that the market price per share of the Company’s common stock exceeds the applicable strike price of the warrants on any expiration date of the warrants.

On June 30, 2011, using the proceeds from the issuance of the May 2015 Notes, we redeemed the remaining $133.5 million in aggregate principal of our 2012 Notes at a redemption price of 100.29 percent of face value for aggregate consideration of $133.9 million plus accrued but unpaid interest of $1.0 million. With the completion of this redemption on June 30, 2011, the 2012 Notes were fully retired.

Adjustments to Convertible Note Conversion Ratios
In connection with the dividend payment on June 15, 2011, the conversion ratios for our convertible notes were increased. The conversion ratios for each of our 2012 Notes (which were redeemed in full on June 30, 2011) and our 2.875% Convertible Senior Notes due February 15, 2015 (the 2015 Notes), were adjusted to 147.887 shares of common stock per $1,000 principal amount, or a conversion price of approximately $6.76 per share, effective June 9, 2011. The conversion ratio for our May 2015 Notes was adjusted to 129.2740 shares of common stock per $1,000 principal amount, or a conversion price of approximately $7.74 per share, effective June 6, 2011. The conversion ratios for each of the 2012 Notes and the 2015 Notes was previously 144.474 shares of common stock per $1,000 principal amount, or a conversion price of approximately $6.92 per share. The conversion ratio for the May 2015 Notes was previously 126.2985 shares of common stock per $1,000 principal amount, or a conversion price of approximately $7.92 per share.

Dividend Payment
On February 25, 2011, our board of directors adopted a regular, quarterly dividend policy and declared that the quarterly dividends to be paid to our stockholders in 2011 will be $0.15 per share of common stock. The dividends are payable on March 15, June 15, September 15 and December 15 of 2011 to stockholders of record on March 8, June 8, September 8 and December 8 of 2011, the record dates for each of the dividend payments, respectively. On each of March 15 and June 15, 2011, we paid the quarterly dividend to our stockholders of $21.0 million using earnings generated in the first six months of 2011 and cash on hand.

Genentech and Roche Dispute
In August 2010, we received a letter from Genentech, sent on behalf of Roche and Novartis, asserting that Avastin, Herceptin, Lucentis and Xolair® (the Genentech Products) do not infringe our supplementary protection certificates (SPCs) granted to us by various countries in Europe for each of the Genentech Products and seeking a response to these assertions. The SPCs covering the Genentech Products effectively extend the patent protection for our European Patent No. 0 451 216B until December 2014, except that the SPCs for Herceptin will generally expire in July 2014. We responded to Genentech, stating that we believe its assertions of non-infringement are without merit and that we disagreed fundamentally with its assertions of non-infringement with respect to the Genentech Products. In August 2010, we filed a complaint in the Second Judicial District of Nevada, Washoe County, against Genentech and Roche seeking to enforce our rights under our 2003 settlement agreement with Genentech and an order from the court declaring that Genentech is obligated to pay royalties to us on sales of the Genentech Products that are manufactured and sold outside of the United States.

On July 7, 2011, the Second Judicial District Court of Nevada ruled in favor of PDL on two motions to dismiss filed by Genentech and Roche in this lawsuit.. The court denied Genentech and Roche’s motion to dismiss four of PDL’s five claims for relief and, further, denied Roche’s separate motion to dismiss for lack of personal jurisdiction. The court dismissed one of PDL’s claims that Genentech committed a bad-faith breach of the covenant of good faith and fair dealing stating that, based on the current state of the pleadings, no “special relationship” had been established between Genentech and PDL, as required under Nevada law.

The effect of the Court’s ruling is that PDL is permitted to continue to pursue its claims that (i) Genentech is obligated to pay royalties to PDL on international sales of the Genentech Products; (ii) Genentech, by challenging, at the behest of Roche and Novartis, whether PDL’s SPCs cover the Genentech Products breached its contractual obligations to PDL under the 2003 settlement agreement; (iii) Genentech breached the implied covenant of good faith and fair dealing with respect to the 2003 settlement agreement and (iv) Roche intentionally and knowingly interfered with PDL’s contractual relationship with Genentech in conscious disregard of PDL’s rights.

PDL seeks compensatory damages, including liquidated damages and other monetary remedies set forth in the 2003 settlement agreement, punitive damages and attorney’s fees as a result of Genentech and Roche’s conduct. The ultimate outcome of this litigation is uncertain and we may not be successful in our allegations.

Revenue Guidance for 2011
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Third quarter 2011 revenue guidance will be provided in early September.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. ET today, July 27, 2011. To access the live conference call via phone, please dial (877) 556-5921 from the United States and Canada or (617) 597-5474 internationally. The conference ID is 50762453. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 3, 2011, and may be accessed by dialing (888) 286-8010 from the United States and Canada or (617) 801-6888 internationally. The replay passcode is 81465883.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Company Presentations & Events.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-Looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;
•	The outcome of pending litigation or disputes;
•	The change in foreign currency exchange rates; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” section of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues:
Royalties	$122,127	$120,343	$195,463	$182,404
License and other	-	-	10,000	-
Total revenues	122,127	120,343	205,463	182,404

General and administrative expenses	3,776	8,820	9,555	18,230
Operating income	118,351	111,523	195,908	164,174
Loss on repurchase of convertible notes	(766)	(16,327)	(766)	(16,327)
Interest and other income	157	90	332	170
Interest and other expense	(9,780)	(11,560)	(18,934)	(24,087)
Total non-operating expense, net	(10,389)	(27,797)	(19,368)	(40,244)
Income before income taxes	107,962	83,726	176,540	123,930
Income tax expense	37,976	33,588	62,009	47,785
Net income	$69,986	$50,138	$114,531	$76,145

Net income per basic share	$0.50	$0.42	$0.82	$0.64
Net income per diluted share	$0.38	$0.30	$0.63	$0.44

Cash dividends declared per common share	$-	$-	$0.60	$1.00

Shares used to compute net income per basic and diluted share:
Shares used to compute income per basic share	139,650	119,536	139,645	119,530
Shares used to compute income per diluted share	186,060	173,398	186,055	178,821

PDL BIOPHARMA, INC.
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income	$69,986	$50,138	$114,531	$76,145
Add Back:
Loss on repurchase of convertible notes, net of estimated taxes	498	14,737	498	14,737
Amortization of debt discount for May 2015 Notes, net of estimated taxes	337	-	337	-
Non-GAAP net income	70,821	64,875	115,366	90,882

Add back interest expense for shares associated with convertible notes included in determination of fully diluted shares, net of estimated taxes	1,275	1,360	2,594	2,995

Non-GAAP income used to compute non-GAAP net income per diluted share	$72,096	$66,235	$117,960	$93,877

Non-GAAP net income per diluted share	$0.39	$0.38	$0.63	$0.52

PDL BIOPHARMA, INC.
GENERAL AND ADMINISTRATIVE EXPENSE DATA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Compensation and benefits	$970	$996	$1,912	$1,997
Legal expense	1,404	5,811	4,898	12,161
Other professional service	623	1,005	1,191	2,083
Insurance	176	195	380	423
Depreciation	14	28	29	62
Stock-based compensation	74	171	124	359
Other	515	614	1,021	1,145
Total general and administrative expenses	$3,776	$8,820	$9,555	$18,230

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	June 30,	December 31,
	2011	2010
Cash, cash equivalents and investments	$236,321	$248,229
Total assets	$284,261	$316,666
Convertible notes payable	$314,142	$310,428
Non-recourse notes payable	$141,700	$204,270
Total stockholders' deficit	$(293,508)	$(324,182)

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2011	2010
Net income	$114,531	$76,145
Adjustments to reconcile net income to net cash provided by operating activities	24,941	17,889
Changes in assets and liabilities	(51,549)	29,593
Net cash provided by operating activities	$87,923	$123,627

PDL BIOPHARMA, INC.
MIX OF EX-U.S. SALES AND EX-U.S.-BASED MANUFACTURING AND SALES OF GENENTECH PRODUCTS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Avastin
% Ex-U.S. Sold	55%	49%	55%	49%
% Ex-U.S.-based Manufactured and Sold	20%	27%	20%	16%
Herceptin
% Ex-U.S. Sold	72%	70%	71%	70%
% Ex-U.S.-based Manufactured and Sold	30%	47%	35%	45%
Lucentis
% Ex-U.S. Sold	57%	57%	57%	57%
% Ex-U.S.-based Manufactured and Sold	-	-	-	-
Xolair
% Ex-U.S. Sold	40%	36%	39%	35%
% Ex-U.S.-based Manufactured and Sold	40%	36%	39%	35%